Exhibit 99.1


Steven D. Brooks
Proxim Corporation  (PROX)
July 30, 2003


Designated Filer:			Steven D. Brooks
Issuer & Ticker Symbol:		Proxim Corporation
(PROX)
Date of Event Requiring Statement:	July 30, 2003


Note (1):  On August 5, 2002, Broadview Capital Partners
L.P., a Delaware limited partnership ("BCP"), and its affiliates Broadview Capital Partners Qualified
Purchaser Fund L.P., a Delaware limited partnership
("BCPQPF"), and Broadview Capital Partners Affiliates
Fund LLC, a Delaware limited liability company
("BCPAF", and together with BCP and BCPQPF the "BCP
Entities")  purchased (i) 218,666 shares of Proxim
Corporation's (the "Company") Series A Convertible
Preferred Stock, $0.01 par value per share ("Series A
Preferred Stock"), at a price of $25.00 per share,
(ii) warrants to purchase an aggregate of 894,442 shares of the Company's Common Stock (the "Common
Stock") at an initial exercise price of $3.0559 per share (the "2002 Warrants") and (iii) Senior
Convertible Promissory Notes (the "2002 Notes") in the aggregate principal amount of $4,533,350, with the purchase price paid in cash on August 5, 2002 (the
"2002 Initial Closing"). On October 8, 2002, upon the approval by the Company's stockholders, the 2002 Notes that the BCP Entities purchased, automatically converted into 181,334 shares of Series A Preferred
Stock and on October 9, 2002 (the "2002 Second
Closing"), the BCP Entities and certain affiliates thereof received additional warrants (the "2002
Additional Warrants") to purchase an aggregate of 741,738 shares of the Company's Common Stock at an initial exercise price of $3.0559 per share. Each share of Series A Preferred Stock is convertible into Common Stock at an initial conversion price of $3.0559, and at an initial conversion rate of approximately 8.1809 shares of Common Stock for each share of Series A Preferred Stock converted, subject to certain adjustments as set forth in the Certificate of Designations, Preferences and Rights of Series A
Convertible Preferred Stock of Proxim Corporation (the
"Series A Preferred Certificate of Designations").
The liquidation preference of the Series A Preferred
Stock accretes at an annual rate of 8%, compounded semi-annually, as more fully described in the Series A
Preferred Certificate of Designations.  The Series A
Preferred Stock shall be redeemed by the Company on August 5, 2007 for an amount equal to the liquidation value then in effect plus all accrued and unpaid dividends. Each of the Series A Preferred Stock, the
2002 Warrants, the 2002 Notes and the 2002 Additional
Warrants were issued pursuant to a Securities Purchase
Agreement, dated as of June 16, 2002, as amended by Amendment No. 1 to the Purchase Agreement, dated
August 5, 2002, by and among the BCP Entities, the Company and the other purchasers named therein. The total amount of funds required to purchase the securities issued at the 2002 Initial Closing and the 2002 Second Closing was $10 million and was paid in full at the 2002 Initial Closing. As of the date hereof, the total number of shares of Common Stock issuable upon conversion and exercise of the securities issued at the 2002 Initial Closing and the 2002 Second Closing is 5,171,779.

The sole general partner of BCP and BCPQPF is Broadview Capital Partners Management LLC, a Delaware limited liability company ("BCPM"). BCPAF is affiliated with BCPM and invests solely on a side-by-side basis in companies in which BCP and BCPQPF make investments. By reason of the provisions of Rule 16a-
1 of the Securities Exchange Act of 1934, as amended
(the "1934 Act"), BCPM may be deemed to be the beneficial owner of the shares of Common Stock into which the shares of Series A Preferred Stock and the 2002 Warrants issued at the 2002 Initial Closing are convertible and exchangeable, respectively, and may be deemed to be the beneficial owner of the shares of Series A Preferred Stock into which the 2002 Notes are convertible and the shares of Common Stock into which the 2002 Additional Warrants are exercisable, although
BCPM disclaims beneficial ownership of the shares acquired at the 2002 Initial Closing and the 2002
Second Closing, except to the extent of any indirect pecuniary interest therein. Steven D. Brooks is a member and managing director of BCPM. As such, Mr.
Brooks may be deemed to be the beneficial owner
(within the meaning of Rule 16a-1 under the 1934 Act) of an indeterminate portion of the securities beneficially owned by the BCP Entities. Mr. Brooks is also a member of the board of directors of the Company. Mr. Brooks disclaims any beneficial ownership of the securities reported herein as beneficially owned.

Note (2): Each share of Series A Preferred Stock is exercisable immediately and has no expiration date.

Note (3): The 2002 Warrants and 2002 Additional Warrants to purchase Common Stock are exercisable immediately.